SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the

                       Securities and Exchange Act of 1934

                                  Danskin, Inc.
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             (Exact name of registrant as specified in its charter)

                                 October 8, 1997
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                Date of Report (Date of earliest event reported)

       Delaware                    0-20382                      62-1284179
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 (State or other juris-          (Commission                 (I.R.S. Employer
diction of incorporation)        File Number)                Identification No.)

                 111 West 40th Street, New York, New York       10018
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               (Address of principal executive offices)       (Zip Code)

                                  212-764-4630
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              (Registrant's telephone number, including area code)
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Item 5.     Other Events

Effective October 8, 1997 (the "Closing Date"), the Company replaced its former financing arrangements with a new loan and security agreement (the "Loan and Security Agreement") with Century Business Credit Corporation ("CBCC" or the "Lender") which matures on October 8, 2002. Proceeds of the Loan and Security Agreement were used to pay all of the Company's indebtedness to First Union National Bank ("First Union"), the Company's former principal lender, and to establish working capital lines of credit.

Pursuant to and in accordance with its terms, the Loan and Security Agreement provides the Company with a term loan facility in the aggregate principal amount of $10 million (the "Term Loan Facility") and a revolving credit facility, including a provision for the issuance of letters of credit (the "Revolving Credit Facility") generally in an amount not to exceed the lesser of (a) $45 million less the aggregate outstanding principal balance under the Term Loan Facility, or (b) a formula amount based upon the Company's available inventory and accounts receivable levels, minus certain discretionary reserves. The Company's obligations to CBCC under the Loan and Security Agreement are generally secured by a first priority security interest in all present and future assets of the Company. The Loan and Security Agreement contains certain affirmative and negative covenants including, maintenance of tangible net worth and a limitation on capital expenditures, respectively. In connection with the closing on the Loan and Security Agreement, the Company paid CBCC a facility fee equal to $300,000.

On the Closing Date, two term loans were advanced to the Company in accordance with the terms of the Term Loan Facility. A term loan in the original principal amount of $5 million was advanced to the Company and is, with respect to principal, payable in thirty (30) consecutive monthly installments commencing on the first day of the first month following the first anniversary of the Closing Date. A second term loan in the original principal amount of $5 million was advanced to the Company and is, with respect to principal, payable in eighteen
(18) consecutive monthly installments commencing on the first day of the forty-third (43) month following the Closing Date. At the Closing Date, and after the satisfaction in full of the Company's obligations to First Union, availability under the Revolving Credit Facility was approximately $15 million.

Interest on the Company's obligations under the Loan and Security Agreement generally accrues at a rate per annum equal to the sum of the Prime Rate plus one half of one (1/2%) percent and is payable monthly. Interest may also accrue at a rate per annum equal to the sum of the Eurodollar Rate, as defined in the Loan and Security Agreement, plus two and three quarters percent (2-3/4%).

The description of the terms of the Loan and Security Agreement set forth in this Item 5 is qualified in its entirety by reference to the copy of the Loan and Security Agreement which is attached to this Form 8-K as an Exhibit.

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In accordance with the terms of the Securities Purchase Agreement, dated
September 22, 1997, entered into by the Company and Danskin Investors, LLC (the "Investor"), upon the Closing Date, $500,000 in stated value of Series C Cumulative Convertible Preferred Stock (the "Series C Stock") and $15 million aggregate principal amount of subordinated debt of the Company , previously issued to the Investor in exchange for a capital contribution to the Company, were, by their terms, automatically exchanged for (a) $12 million stated value of Series D Cumulative Convertible Preferred Stock (the "Series D Stock") of the Company, (b) a seven year warrant to purchase 10 million shares of common stock, par value $.01 per share, of the Company (the "Common Stock") at a per share price of $0.30, and (c) a $3 million aggregate principal amount subordinated note of the Company (the "Subordinated Debt").

The Series D Stock is convertible, at the option of the holder and, in certain circumstances, mandatorily, at a per share conversion price of $0.30. Holders of the Series D Stock are entitled to designate a majority of the directors to the Board of Directors of the Company. The Series D Stock has an 8% annual dividend rate, payment of which is deferred through December 31,1999, and a seven year maturity. If for any fiscal year beginning with the fiscal year ended December 31, 1999, the Company meets certain agreed upon financial targets, all accrued dividends for such fiscal year will be forgiven and the Series D Stock will automatically convert into 40 million shares of Common Stock at a conversion price of $0.30 per share. The Subordinated Debt bears interest, commencing on December 22, 1997, at the rate of 8% per annum.

Item 7(c)         Exhibits.
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         10.32    Revolving Credit, Term Loan and Security Agreement, dated
                  October 8, 1997, among Danskin, Inc., the financial institutions which are now or which become a party thereto, and Century Business Credit Corporation, as agent for the Lenders.

         99.1     Press Release dated October 9, 1997.

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                                    Signature
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      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                                DANSKIN, INC.

                                                (Registrant)

Dated:  October 23, 1997                        By: /s/ Beverly Eichel
                                                    ------------------
                                                Name:  Beverly Eichel
                                                Title: Executive Vice President
                                                       Chief Financial Officer